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                                                                   EXHIBIT 10(i)

                                HARTE-HANKS, INC.

                           DEFERRED COMPENSATION PLAN


         WHEREAS, Harte-Hanks, Inc. (the "Company") desires to adopt an unfunded deferred compensation plan to permit certain members of its senior management to elect to defer receipt of all or a portion of their base salary and/or cash performance bonuses;
         NOW THEREFORE, the Company hereby adopts the following unfunded deferred compensation plan (the "Plan"):

         1. ELIGIBILITY. Under the terms of this Plan any officer of the Company designated by the Board of Directors (hereinafter referred to as an "eligible manager") may elect to defer all or a portion of (i) his or her base salary and/or (ii) any one or more of his or her cash performance bonuses to be received from the Company.

         2. ELECTION. Any eligible manager may elect on or before December 31st of any year to defer receipt of all or a portion of his or her base salary and/or cash bonus earned during the calendar year of such election. Any such election shall be made by delivering a written notice of election to the Secretary of the Company.

         3. SEPARATE MEMORANDUM ACCOUNT. The Company shall maintain a separate memorandum account of the compensation deferred by each eligible manager and shall credit such account with interest on the principal amount deferred from the date such amount would otherwise have been paid to such manager until such amount is paid out to the manager at a rate of interest per annum equal to the rate of interest announced publicly by Bank of America, from time to time, as its base or prime rate, such interest to be credited and compounded annually at the end of each calendar year.





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         4. PAYMENT OF DEFERRED COMPENSATION. Subject to the provisions of paragraph 5, an eligible manager who has elected to defer any compensation for any year shall be entitled to be paid an amount equal to the balance in such manager's separate memorandum account, computed in accordance with Section 3, on the first to occur of (i) the 15th day of January following the end of the calendar year in which such manager ceases to be an employee of the Company or
(ii) the date on which he or she has elected to be paid at the time of election. In lieu of receiving the amount to which the manager may be entitled pursuant to the provisions of the foregoing sentence at the time specified therein, an eligible manager may elect (an "installment election"), by delivering to the Secretary of the Company at any time prior to December 31st of the calendar year preceding the calendar year in which he or she ceases to be an employee of the Company (or, if earlier, the year in which he or she has elected to be paid at the time of election), written notice of the manager's election to receive the amount credited to his or her separate memorandum account in such number of approximately equal quarterly, semi-annual or annual installments (not to exceed installments extending over 10 years) and commencing on such date (which date shall be no earlier than the date on which the balance in the manager's account would otherwise be paid to the manager) as is specified in the written notice. The amount of each installment shall be determined by assuming that the rate of interest in effect when the first installment is paid will remain in effect throughout the payout period. Any surplus or shortfall resulting from a change in the interest rate shall be taken into account in making the last installment; provided, however, that if there is a significant change in the interest rate the Company may, in its discretion, recalculate the amount of the remaining installments by assuming that the rate of interest then in effect will remain in effect throughout the balance of the payout period. A manager may modify an installment election or rescind an installment election in its entirety, at any time prior to the December 31st date referred to in this paragraph.



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         5. DEATH OF ELIGIBLE MANAGER. If any eligible manager dies in office, or thereafter, before receiving all funds deferred for such manager's account, the entire unpaid amount deferred, together with accrued interest thereon, shall be paid in one lump sum to the beneficiary designated by such manager by written notice delivered to the Secretary of the Company, or, if no beneficiary has been so designated, to the manager's estate, on the 15th day of January first occurring after the calendar year in which such death occurs. Any such beneficiary designation may be revoked and a new designation made at any time and from time to time.

         6. AMOUNTS DUE NOT BE TO FUNDED. The Company's liability to pay deferred compensation and interest to eligible managers shall not be funded in any way, but shall merely be reflected as a liability on the Company's books in a separate memorandum account for each eligible manager electing deferral.

         7. COPY OF PLAN TO BE PROVIDED. The Secretary of the Company shall provide a copy of this Plan to each eligible manager together with a form of letter attached hereto as Exhibit A for use in notifying the Company of his or her election to defer compensation in accordance with the Plan. The president of the Company, or any officer designated by him, is hereby authorized to execute such documents and take such other action as he considers necessary or appropriate to carry out the purposes of this Plan.

         8. INTERPRETATION AND ADMINISTRATION OF PLAN. Any decision made or action taken by the Board of Directors of the Company arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Board of Directors and shall be conclusive and binding upon all persons.


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                                                                       EXHIBIT A
----------------
     (Date)

Corporate Secretary
Harte-Hanks, Inc.
P.O. Box 269
San Antonio, Texas  78291



         I understand that I am eligible under the Harte-Hanks, Inc. Deferred Compensation Plan to elect to defer receipt of all or a portion of (i) my base salary and/or (ii) my cash performance bonus, if any, to be earned for the current year. I have received a copy of the Plan and am familiar with its provisions.

                  1. This is to advise you that I hereby elect pursuant to paragraph 2 of the Plan:

                  (A) to defer receipt of my base salary for the calendar year _____, as follows (select one):

                  (  )  no deferral

                  (  )  defer $__________ per month

                  (  )  defer entire base salary over $__________ per month

                  AND/OR

                  (B) to defer receipt of any cash performance bonus earned by me for the calendar year ________, as follows (select one):

                  (  )  defer entire bonus

                  (  )  defer entire bonus over $____________

                  (  )  defer entire bonus up to $____________




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         2. I hereby elect to be paid the amount credited to my separate memorandum account pursuant to Section 3 of the Plan in a lump sum on
_______________________.

         3. In the event of my death prior to receipt of the entire amount credited to my separate memorandum account, I hereby designate
__________________________ _____________________________ as my beneficiary to receive the funds so accumulated.

         [optional clause]

         4. In lieu of receiving the amount which will be credited to my separate memorandum account in a lump sum as provided in the first sentence of paragraph 4 of the Plan, I elect to receive such amount in approximately ____________________ equal __________________ installments commencing on
_______________________.



Very truly yours,